 Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2016 (“Effective Date”), by and between WEED, Inc., a Nevada corporation, (the “Company”), and Nicole M. Breen (the “Executive”). This is the 2nd. Agreement.

WITNESSETH:

WHEREAS, Executive is currently employed with the Company and the Company desires to continue retaining the services of Executive, and Executive desires to remain employed by the Company, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.   Employment.  The Company agrees to employ Executive as (i) Corporate Secretary and (ii) Treasurer of the Company, and Executive accepts such employment and agrees to perform full-time executive employment services for the Company, subject always to resolutions of the Board of Directors of the Company (the “Board”), for the period and upon the other terms and conditions set forth in this Agreement.

2.   Term.  The term of Executive’s employment hereunder (the “Term”) shall commence on the Effective Date, and shall continue until the earlier of (i) two (2) years after the Effective Date or (ii) the date this Agreement is terminated upon written notice by either party as set forth in Section 5 (Termination).  Sections 6 (Compensation upon the Termination of Executive’s Employment) and 7 (Change of Control) of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment.

3.   Position and Duties.

3.1. Service with the Company.  During the Term of this Agreement, Executive agrees to perform such executive employment duties as the Board shall reasonably assign to her from time to time.  In addition, at all times during the period of Executive’s employment by the Company, Executive shall serve on the Company’s Board of Directors without any additional compensation unless designated by the Board.

3.2. No Conflicting Duties.  Executive hereby confirms that she is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, she will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company.

4.   Compensation and Benefits.

4.1. Bonus at Signing. Upon the signing of this Agreement, the Company will pay to executive four (4) million shares of the Company’s Common Stock. These shares will be restricted, control person securities.

4.2. Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of four (4) million shares of the Company’s Common Stock (the “Base Salary”).  The Base Salary is payable on January 15 of each year of the Term. The Base Salary shall be subject to review and change at the discretion of the Board (or its Compensation Committee), however, the Base Salary may not be decreased without the written consent of the Executive.

4.3. Bonuses.

4.3.1    The Company shall pay Executive a bonus of one (1) hundred thousand shares of the Company’s Preferred Series B Stock upon the Company regaining fully reporting status and completion of independent valuation on Preferred shares. The Company shall make this payment to Executive within thirty (30) days after the Company’s status is restored to fully reporting and completion of independent valuation on Preferred shares

4.3.2     Executive may be eligible for additional bonuses as determined by the Board (or its Compensation Committee, if applicable) in its discretion.

4.4. Participation in Benefit Plans.  Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation, and holidays.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other employee of Company.  The Company will pay directly or reimburse Executive for supplemental disability coverage, in an amount approved by the Board (or its Compensation Committee, if applicable). The benefit plans described in this Section 4.4 are collectively referred to in this Agreement as “Benefit Plans.”

4.5. Business Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation.  In addition, the Company will reimburse or pay directly for Executive’s personal executive development expenses, in a maximum amount to be approved by the Board (or its Compensation Committee, if applicable).

5.   Termination.

5.1. Disability.  At the Company’s election, Executive’s employment shall terminate upon Executive’s becoming totally or permanently disabled for a period of six (6) consecutive months.  For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately her assigned duties under this Agreement.  The Company may only make a determination that Executive is totally or permanently disabled or has a total or permanent disability upon receipt of such a determination from Executive’s regular, treating physician. Executive, or Executive’s authorized personal representative, will instruct Executive’s regular, treating physician to furnish to the Company such physician’s determination of whether Executive is totally or permanently disabled or has a total or permanent disability upon Executive’s, or Executive’s authorized personal representative’s, receipt of a written request from the Company, signed by any officer, and Executive hereby (a) waives any privilege of confidential treatment by such physician in that connection, and (b) agrees to submit to such physical and psychiatric examinations and tests as shall be reasonably necessary or appropriate to enable the Company to determine that Executive is totally or permanently disabled or has a total or permanent disability.

5.2. Death of Executive.  Executive’s employment shall terminate immediately upon the death of Executive.

5.3. Termination for Cause.  The Company may terminate Executive’s employment at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive.  As used herein, the term “Cause” shall mean that Executive shall have (i) committed any act of fraud, embezzlement, dishonesty or any other willful misconduct that is demonstrably and materially injurious to the Company, or (ii) in the reasonable judgment of the Board, violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive, or (iii) refused to follow the reasonable written directions given by the Board or its designee or breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within thirty (30) days following written notice thereof to Executive. No act or failure to act by Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

5.4. Resignation.  Executive’s employment shall terminate on the earlier of the date that is thirty (30) days following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.

5.5. Termination for Good Reason. Executive may terminate her employment under this Agreement at any time for “Good Reason” (as hereinafter defined). As used herein, the term “Good Reason” shall mean, without Executive’s written consent: (a) a material reduction in Executive’s Base Salary; (b) a material reduction in Executive’s authority, duties or responsibilities, including without limitation, removing Executive as Chairperson of the Board, President or Chief Technology Officer; (c) relocation by the Company of Executive’s work site to a facility or location more than 25 miles from the Executive’s principal work site for the Company; (d) imposition of a requirement that Executive report to a Company officer or employee rather than directly to the Board; or (e) a material breach by the Company of any of its obligations under this Agreement or any other written agreement or covenant with Executive. A condition will not be considered “Good Reason” unless Executive gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving Executive’s written notice. To resign for Good Reason, Executive must resign within two (2) years after one of the foregoing conditions has come into existence without Executive’s consent and has not been remedied by the Company within its 30-day remedy deadline.

5.6. Surrender of Records and Property.  Subject to Section 8 (License), upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls.

6.   Compensation upon the Termination of Executive’s Employment.

6.1. In the event that Executive’s employment is terminated pursuant to Section 5.3 (Termination for Cause) or 5.4 (Resignation) then Executive shall be entitled to receive a pro rata amount of Executive’s then current Base Salary through the date his employment is terminated, but no other compensation of any kind or amount. Such pro rata amount shall be determined by the ratio of the number of days of the calendar year that have passed as of the termination date to 365. Any shares awarded in excess of such amount shall be redeemed by the Company for $1.

6.2. In the event Executive’s employment is terminated pursuant to Section 5.2 (Death), Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through the end of the month in which his death occurs, but no other compensation of any kind or amount.

6.3. Subject to Section 6.4 (Conditions), in the event Executive’s employment is terminated by the Executive pursuant to Section 5.5 (Termination for Good Reason) or by the Company pursuant to Section 5.1 (Disability), then Executive shall be entitled to receive Executive’s then current Base Salary through the date his employment is terminated, and the Company shall pay to Executive, as a severance allowance, the following amounts (together the “Severance Payments”), and shall amend any stock option award agreement or other equity award agreement (each an “Option Agreement”) between the Company and Executive as follows, but shall pay no other compensation or benefits of any kind.

6.3.1. Company shall pay to Executive Executive’s three times then current monthly Base Salary for a period of twelve (24) months beginning upon Executive’s satisfaction of the Conditions (the “Severance Period”), paid on the Company’s regular paydays throughout the Severance Period.

6.3.2. Company shall pay for Executive’s benefit, up to $75,000.00 for outplacement services for Executive with an outplacement firm selected by Executive.

6.3.3. Company shall pay for Executive’s benefit, if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of Executive’s employment, Executive’s monthly premium (including any premiums related to Executive’s eligible dependents) under COBRA until the earliest of (a) the close of the Severance Period, (b) the expiration of Executive’s continuation of coverage under COBRA, or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

6.3.4. Company shall pay to Executive upon the earlier of (a) the date that is sixty (60) days after termination of Executive’s employment and (b) Executive’s satisfaction of the Conditions (defined below), any amounts payable under any Company bonus plans in which Executive is eligible to participate as of the date of the termination of his employment, after pro rating any applicable targets, quotas, and bonus payments as of the termination date, regardless when such bonus may be due under the bonus plan.

6.3.5. Company shall amend, immediately prior to the effectiveness of the termination of Executive’s employment, each Option Agreement (a) to make 100% of the then unvested shares subject to each Option Agreement fully vested and fully exercisable, (b) to terminate any rights the Company may have to repurchase unvested shares and (c) to permit Executive to exercise the options provided by each Option Agreement for a period of ten (10) years following the termination of Executive’s employment.

Notwithstanding anything herein to the contrary, the Company shall begin COBRA payments as soon as necessary for Executive to continue coverage, even if Executive has yet to meet the Conditions (as defined below); provided that this obligation shall not extend more than sixty (60) days from the date of termination of Executive’s employment.

6.4. Conditions. The Company’s obligation to pay the Severance Payments will not apply unless (a) Executive has complied with Section 5.7 (Surrender of Records and Property), (b) Executive has resigned as a member of the Company’s Board and the boards of directors of any Company subsidiaries, if applicable, and (c) Executive has executed the Company’s standard release agreement (the “Release”) that includes (i) a full mutual release of all claims by both parties and (ii) non-disbaragement of either party by the other (collectively, clauses (a) through (c) of this Section 6.4 are the “Conditions”). The Company will deliver the Release (executed by the Company) to Executive within ten (10) days of termination of Executive’s employment. The Executive must satisfy the Conditions within sixty (60) days of termination of Executive’s employment.

7.   Change of Control.

7.1. Definition of Change of Control.  As used herein, a “Change of Control” shall means: (a) the sale, transfer, or other disposition of all or substantially all of the Company’s assets, (b) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.2. Change of Control Bonus. In the event of a Change of Control, the Company shall, within thirty (30) days after occurrence of the Change of Control, pay Executive a lump sum amount equal to the sum of two hundred percent (200%) of Executive’s then current annual Base Salary.

7.3. Vesting Acceleration. In the event of a Change of Control, and notwithstanding the provisions of any Option Agreement to the contrary, immediately prior to such Change of Control, one hundred percent (100%) of the then unvested shares subject to each Option Agreement will fully vest and become fully exercisable, and any Company rights of repurchase of unvested shares with respect thereto will fully lapse, as of the closing date of the Change of Control. The Company shall also amend each Option Agreement to permit Executive to exercise the options provided by each Option Agreement for a period of ten (10) years following the termination of Executive’s employment.

7.4. Benefit Plans Following a Change of Control. In the event of a Change of Control following which the Company (or the surviving entity) continues to employ Executive and the Company (or the surviving entity) offers benefit plans that are less favorable to Executive and Executive’s eligible dependents than the Benefit Plans Executive and Executive’s dependents had immediately prior to the Change of Control, the Company (or the surviving entity) will reimburse Executive for any expenses he incurs to independently acquire additional coverage under a third-party plan to cover such deficit in benefits for up to a one (1) year period up to a maximum of $12,000.

7.5. Severance Payments Following a Change of Control. In the event of a Change of Control following which the Company (or the surviving entity) continues to employ Executive, in the event Executive’s employment is terminated by the Executive pursuant to Section 5.5 (Termination for Good Reason), the Company (or the surviving entity) shall pay the Severance Payments to Executive in accordance with Section 6.3 above.

8.   Successors.

8.1. The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, acquisition, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations of the Company under this Agreement and agree expressly to perform the obligations of the Company under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

8.2. Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

9.   Other Provisions.

9.1. Code Section 409A. For purposes of Section 409A Internal Revenue Code, as amended (“Section 409A”), Executive hereby elects to receive, and the Company hereby agrees to pay, each amount payable under this Agreement at the times, and on the terms and conditions, set forth herein. Notwithstanding the foregoing, if Section 409A would impose any additional tax on payments within the first six (6) months following Executive’s Separation from Service (as defined in Section 409A), such payments shall be delayed to the minimum extent necessary to avoid such additional tax.  Any delayed payments shall be paid in a lump sum on the first day of the seventh (7th) month after Executive’s Separation from Service.

9.2. Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof.

9.3. Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

9.4. Withholding Taxes and Right of Offset.  The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.  Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement or otherwise against any amounts owed by Executive to the Company.

9.5. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

9.6. Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

9.7. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

9.8. No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.9. Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

9.10. Survivability.  Sections 6, 7, 8, and 9 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

“Company”:	WEED, Inc., a Nevada corporation

By:
Title:

“Executive”:
Nicole M. Breen, an individual